EXHIBIT 10.12

FORM OF QUADRA REALTY TRUST, INC.

INDEPENDENT DIRECTOR DEFERRED COMPENSATION PLAN

SECTION 1. PURPOSE; BACKGROUND. This plan shall be known as the Quadra Realty Trust, Inc. Independent Director Deferred Compensation Plan and is herein referred to as the “Plan.” The Plan is an “unfunded” deferred compensation arrangement designed to attract and retain individuals to serve as independent directors of Quadra Realty Trust, Inc. (the “Company”) by allowing such individuals to defer payment of all or a portion of their director fees into deferred stock units, the value of which is based on the value of Common Stock (as defined below).

SECTION 2. DEFINITIONS. The following definitions shall apply in interpreting the Plan:

2.1	“Account” shall mean a Participant’s book account established by the Company under the Plan to which Units shall be allocated with respect to deferred Compensation.

2.2	“Administrator” shall mean the Board or the person or group of persons designated by the Board to be administrator of the Plan.

2.3	“Beneficiary” shall mean such individual or the trustee or trustees of a trust as may be designated by a Participant pursuant to such Participant’s deferral election.

2.4	“Board” shall mean the Board of Directors of the Company.

2.5	“Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, both as amended from time to time.

2.6	“Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

2.7	“Company” shall mean Quadra Realty Trust, Inc., a Maryland corporation.

2.8	“Compensation” shall mean all amounts to be paid to an Independent Director in respect of the individual’s service on the Board, including annual retainer fees (but excluding any payment or reimbursement with respect to a expenses arising from the individual’s service as a member of the Board) that would otherwise payable in accordance with the Company’s policies as in effect from time to time.

2.9	“Equity Plan” shall mean the Company’s Equity Plan or any other successor plan or similar, stockholder-approved Company plan providing for the grant of awards relating to the value of the Company’s Common Stock.

2.10	“Fair Market Value” of a share of Common Stock shall have the meaning ascribed to such term in the Equity Plan under which Units are being issued for purposes of the Plan.

2.11	“Independent Director” shall mean a member of the Board of Directors of the Company who is not an employee of the Company or an Affiliate of the Manager.

2.12	“Manager” means Hypo Real Estate Capital Corporation, a Delaware corporation.

2.13	“Participant” shall mean an Independent Director who makes a deferral of Compensation under the terms of the Plan.

2.14	“Plan Year” shall mean the calendar year commencing on January 1.

2.15	“Unforeseeable Emergency” shall have the meaning ascribed to such term under Section 409A(a)(2)(B)(ii) of the Code.

2.16	“Unit” shall mean a stock unit allocated to a Participant’s Account, which shall at all times be equal in value to the Fair Market Value of one share of Common Stock and which shall be issuable under the Equity Plan.

SECTION 3. PARTICIPATION.

3.1	General. Any Independent Director may elect to have all or part of such Compensation otherwise payable to the director deferred and paid at the time and in the manner prescribed herein.

3.2	Deferrals of Compensation. An Independent Director wishing to participate in the Plan shall make deferrals of Compensation no later than December 31 of the Plan Year immediately preceding the Plan Year in respect of which such Compensation may be earned. Deferrals may be denominated in an aggregate dollar amount or as a percentage of Compensation and shall be allocated to the Account. Notwithstanding the foregoing: (1) with respect to the year 2007, such elections may be made, with respect to Compensation payable during the remainder of 2007 following the date on which such election is made, no later than 30 days following the date on which the Plan is adopted; and (2) the Administrator may allow an Independent Director whose service on the Board begins during any Plan Year to make a deferral election prior to or within 30 days after the commencement of such Independent Director’s service on the Board with respect to Compensation to be earned following the date on which such election is made.

3.3	Continuation of Deferral. Any deferral of Compensation communicated to the Company as provided in Section 3.2 shall continue in force with respect to all succeeding years of the Participant’s service on the Board unless the Participant advises the Company in writing at least seven days prior to the commencement of any new Plan Year that the Participant has elected to terminate deferral of future Compensation or modify the amount of Participant’s deferral effective with respect to all Compensation earned after the commencement of such next Plan Year. The amount accumulated pursuant to the Plan prior to notice of an election to terminate deferral will continue to be subject to the provisions of the Plan.

3.4	Timing and Form of Distribution. Distributions shall be made in a single lump sum in accordance with the terms of the Plan.

SECTION 4. METHOD OF DEFERRAL OF COMPENSATION.

4.1	The Company shall establish a separate Account on its books in the name of each Participant. There shall be allocated to each Participant’s Account all deferred Compensation at such times and in such amounts as such Compensation would have been available to the Participant had the Participant not deferred the receipt of such Compensation pursuant to Section 3.

4.2	The number of Units to be recorded with respect to each amount of deferred Compensation allocated to the Unit Account shall be equal to the quotient obtained by dividing the deferred amount by the Fair Market Value of one share of Common Stock on the date such deferral is recorded. The Administrator’s determination of the value of a Unit shall be binding on the Company and its successors, the Participants and their Beneficiaries.

4.3	Additional Units shall be credited to a Participant’s account as of each date (a “Dividend Date”) on which cash dividends and/or special dividends and distributions are paid with respect to Common Stock, provided that at least one Unit is credited to such Participant’s account as of the record date for such dividend or distribution. The number of Units to be credited to a Participant’s account under the Plan as of any Dividend Date shall equal the quotient obtained by dividing (1) the product of (a) the number of the Units credited to such account on the record date for such dividend or distribution and (b) the per share dividend (or distribution value) payable on such Dividend Date, by (2) the Fair Market Value of a share of Common Stock as of such Dividend Date.

SECTION 5. DISTRIBUTION OF DEFERRED COMPENSATION.

5.1	The Company shall pay to the Participant (or the Participant’s Beneficiary or estate, as applicable) the balance credited to such Participant’s Account in a single cash lump sum on the first date of the calendar month following the month during which such Participant’s service on the Board terminates. For purposes of determining the amount of cash to be distributed, the Fair Market Value of the Units shall be determined as of the date immediately prior to the date of distribution.

5.2

Notwithstanding any other provision of the Plan to the contrary, the Administrator in its sole discretion may at any time authorize payment of part or all of the Participant’s Account to such Participant prior to the time such amount would otherwise be payable pursuant to the provisions of the Plan, in such manner as shall be determined by the Administrator, in any case where the Administrator determines that the Participant has proved an Unforeseeable Emergency. Any amount distributed under this section shall not exceed the amount necessary to satisfy such Unforeseeable Emergency plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause several financial hardship) as specified in Section 409A(a)(2)(B)(ii)(II) of the Code. The determination of the Administrator shall be final, conclusive and binding upon all persons affected thereby.

SECTION 6. ADMINISTRATION.

6.1	The Plan shall be administered by the Administrator. The Administrator may delegate such duties as it determines in its discretion to be necessary or desirable for the administration of the Plan.

6.2	All determinations made by the Administrator with respect to the Plan shall be conclusive and binding on the Company and its successors, the Participants and their Beneficiaries. Neither the Company, the Administrator, the Fund nor any officer or employee thereof shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to its or his own willful misconduct or lack of good faith.

6.3	The Company intends the following with respect to this Plan: (1) that Participants will not recognize gross income as a result of participation in the Plan unless and until and then only to the extent that distributions are received; (2) that the Plan shall be an “unfunded” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, and (3) the design and administration of the Plan should comply with the requirements of Section 409A of the Code. Notwithstanding the foregoing, no Independent Director, Participant, former Participant, Beneficiary or any other person shall have any recourse against the Company, the Administrator or any of their affiliates, employees, agents, successors, assigns or other representatives if any of those conditions are determined not to be satisfied.

SECTION 7. GENERAL PROVISIONS.

7.1

The number of Units allocated to Accounts shall be adjusted by the Administrator, as it deems appropriate, in the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan.

7.2	The right of any Participant to receive future distributions under the Plan shall be an unsecured claim against the general assets of the Company.

7.3	Notwithstanding any provision of the Plan to the contrary, no provision in the Plan shall create or be construed to create any claim, right or cause of action against either the Company or any of its subsidiaries or affiliates arising from any diminution in the value of the Units in connection with the deemed investments in Common Stock through the Accounts.

7.4	A Participant may change the Participant’s Beneficiary at any time by notifying the Administrator in such form as the Administrator shall from time to time designate.

7.5	No Participant or Beneficiary shall have any power to commute, encumber, sell, or otherwise dispose of the rights provided herein, and such rights shall be non-assignable and non-transferable.

SECTION 8. EFFECTIVE DATE OF THE PLAN; TERMINATION AND AMENDMENT OF THE PLAN.

8.1	The Plan shall be effective as of [ ], 2007, the date it was adopted by the Company. The Plan shall remain in effect until such time as it is terminated by the Company in accordance with the terms of the Plan and applicable law.

8.2	No Participant nor the Administrator shall have the power to terminate the Plan except as provided in Section 409A of the Code. Upon termination of the Plan, all Accounts (or the remainder of all Accounts, if any are in pay status at the termination of the Plan) shall be paid in a lump sum to each Participant or, if applicable, such Participant’s Beneficiary or estate. The Company shall use its commercially reasonable best efforts to comply with the provisions of Section 409A of the Code with respect to termination of the Plan in order to ensure that amounts payable in connection with termination of the Plan shall not be subject to tax under Section 409A of the Code.

8.3	The Plan may be amended from time to time by the Administrator, provided that no amendment of the Plan shall have a material adverse effect on any Participant’s Account under the Plan without the prior written consent of such Participant.

EXHIBIT A

Deferral Form

Quadra Realty Trust, Inc.

c/o Hypo Real Estate Capital Corporation

622 Third Avenue

New York, New York 10017

Attention: [                    ]

Dear Sir or Madam:

Pursuant to the provisions of Section 3 of the Quadra Realty Trust, Inc. Independent Director Deferred Compensation Plan (hereinafter called the “Plan”), I hereby irrevocably make a deferral with respect to the following amounts of Compensation, which amount will be deferred in the manner provided in the Plan:

Total Amount to be Deferred
Annual Retainer:	$ or %

This direction shall be effective with respect to all periods subsequent to the date hereof until I advise the Company to terminate or modify future deferrals as provided in Section 3 of the Plan.

I acknowledge and agree that my Account will be paid to me (or my Beneficiary, if applicable) on the first day of the calendar month following the month in which my service as an Independent Director terminates, regardless of the reason for such termination of service. I understand and agree that all distributions from my Account shall be made in the form of cash.

I hereby relinquish and release any and all rights to receive payment of the deferred amounts except in accordance with the Plan.

(continued on next page)

In the event that I should die while I am serving on the Board as an Independent Director, I hereby direct that, pursuant to Section 5 thereof, all amounts distributable to me under the Plan be distributed as follows:

In a lump sum to	_____________________________________
(Insert Name of Beneficiary)

_____________________________________

_____________________________________
(If more than one Beneficiary is named,
indicate percentages to be paid to each Beneficiary)

Date: